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                              EMPLOYMENT AGREEMENT

            This Employment Agreement is entered into by and between Thomas J. Sidman ("Executive") and Nextel Communications, Inc., a Delaware corporation ("Employer"), to be effective on and as of October 17, 1994.

                                   WITNESSETH:

            WHEREAS, Employer is engaged in the business of acquiring and operating 800-900 MHz business including trunked and conventional specialized Mobile Radio ("SMR") licenses and facilities, community repeater facilities, enhanced digital mobile SMR communications systems, and related assets (the "SMR Business");

            WHEREAS, Executive has skills and experience in the SMR Business and in providing legal services and advice to Employer; and

            WHEREAS, Employer desires to obtain Executive's services for the conduct of its SMR Business, and Executive desires to be employed in such SMR Business of Employer;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

            1. EMPLOYMENT. Employer hereby employs Executive as an executive officer and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

            2.    DUTIES.

                  a. Executive shall perform his services, initially as Vice President and General Counsel, under the supervision of the Chairman, the President, the Chief Executive Officer and the Operations Committee of the Board of Directors (the "Operations Committee") of Employer and within the framework of the policies and objectives of Employer. Executive shall act as the chief legal officer of Employer and in such capacity shall exercise general supervisory responsibility and management authority over the provision of legal services and administration of legal compliance programs for Employer and all of its controlled affiliates by internal legal department personnel and by outside counsel (other than the executive, administrative and technical duties required for the conduct of the Government Affairs of the SMR Business), shall provide legal advice and input to members of Employer's Board of Directors and the Operations Committee and shall attend all meetings of such Board for that purpose, and shall perform such other duties as may be assigned to him from time to time by the Board of Directors or by the Chairman, the President, the Chief Executive Officer or the Operations Committee of Employer, but at all times during the term of his employment hereunder, Executive shall hold a position of responsibility, importance and scope, with duties, functions and

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responsibilities, at least equal to those intended at the commencement of this
Employment Agreement.

            b. Executive shall devote his entire business time, attention and energies to the performance of his duties and functions under this Employment Agreement and shall not during the terms of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage. Executive shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever which conflict with the objectives of Employer's SMR Business during the term of his employment hereunder.

            c. Employer shall furnish Executive with such facilities at Employer's corporate headquarters location and services as are suitable to his position and adequate for the performance of his duties and functions hereunder. It is understood that Executive's "home base" location shall be at Employer's principal executive offices, which currently are located in Rutherford, New Jersey but which are to be relocated to the Washington, D.C. area.

            3. TERM. The term of this Employment Agreement shall commence on the date hereof and shall continue until January 2, 1998 (the "Initial Term"), and thereafter shall automatically be extended for successive one-year periods (each, a "Successive Term") unless either party hereto, not later than
(i) January 2, 1997 (with respect to the Initial Term) or (ii) the first day of any Successive Term, notifies the other that this Employment Agreement will expire at the end of the Initial Term or such Successive Term, respectively. Notwithstanding the foregoing, this Employment Agreement also may be terminated by Employer or by Executive as provided in paragraph 11 herein.

            4. COMPENSATION. Employer shall pay to Executive, as compensation for the services agreed to be rendered by Executive hereunder:

                 a. A salary of $250,0000 per annum. Such salary shall be payable in accordance with Employer's normal payroll schedule, less appropriate deductions for federal, state and city income taxes, FICA contributions and any other deductions required by law or authorized by Executive.

                 b. Employer in its sole discretion may, from time to time, determine that Executive's salary shall exceed $250,000 per annum as it deems best in the light of conditions then existing and the services then being rendered by Executive, in which case Executive's salary shall be such higher amount as is so determined by Employer. Executive shall be entitled to such annual bonuses (up to 50% of Executive's then current annual salary) based on performance and such other incentives and/or awards as determined by Employer's Board of Directors.

                 c. Grants of option(s) to purchase 200,000 shares of Employer's Class A voting common stock at fair market value on the date(s) of the relevant grant(s), all of which options shall be granted and shall have terms and conditions as summarized in

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Annex A hereto; together with an award of 3,000 deferred shares, all of which deferred shares shall be awarded and shall have the terms and conditions summarized in Annex A hereto. All such options and deferred shares automatically become vested and exercisable in full upon a filing pursuant to any federal or state law in connection with any tender offer, on the execution of any agreement relating to a merger, consolidation or reorganization of the Employer, or the sale of substantially all the assets of the Employer to another person, corporation or other entity if, in the opinion of a majority of those persons who were serving on the Board of Directors of the Employer immediately prior to such action, such action would result in the creation of a single person, corporation or other entity, or group of persons, corporations and/or other entities (formed for such purpose) that would possess a majority controlling interest in Employer or would be the effective owner of or successor to the SMR Business theretofore conducted by Employer (such a circumstance being referred to herein as a "Change of Control"); provided that it is expressly acknowledged that consummation of any or all of the currently announced proposed or pending transactions involving the effective acquisition by Employer of certain entities, businesses and assets from each of Motorola, Inc., OneComm Corporation and Dial Page, Inc. shall not constitute such a Change of Control. The options granted and the deferred shares awarded as contemplated in this paragraph 4(c) are intended to be an inducement to Executive to enter into this Employment Agreement and to offset the loss of potential future benefits associated with Executive's prior employment position, and none of such options or deferred shares shall be taken into account to reduce any option, stock appreciation right, restricted stock or other equity incentive grants that Executive, as a member of Employer's senior management, may be entitled to be provided in the future as is appropriately commensurate with the equity incentive treatment extended to other members of Employer's senior management.

                 d. As reimbursement for, or to partially defray the costs anticipated to be incurred by Executive in his assumed relocation from the Cleveland, Ohio area to the relocated corporate headquarters location in the Washington, D.C. area (including, without limitation, any losses on the sale and/or carrying costs incurred on Executive's current home, "house hunting" trip expenses, moving expenses, mortgage financing and closing costs), Executive will be paid the same amount as is to be paid to other senior executives who are homeowners and who are relocating to the Washington, D.C. area, as such amount, and the timing of the payment thereof, is determined either pursuant to the Employer's special transition relocation policy or any other written or verbal agreement (subject to appropriate withholding). Payments of amounts to Executive in accordance with this Section 4(d) are expressly intended and acknowledged to be in lieu of, and not in addition to, any standard relocation benefits to which Executive might otherwise be entitled under Employer's normal relocation policies for employees.




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            5.   FRINGE BENEFITS.

                 a. During the term of his employment hereunder, Executive shall be entitled to participate in all fringe benefit programs and shall receive all perquisites that Employer establishes and makes available to management generally, including, but not limited to, Employer-paid Long-term Disability Insurance and Life Insurance coverage.

                 b. During the term of his employment hereunder, Executive shall be entitled to participate in group health, major medical, pension and profit sharing, 401(k) and all other employee benefit plans maintained by Employer on the same terms as apply to participation therein by management generally. As to any of Employer's plans and benefits that are based in whole or in part on length of service, Executive shall receive past service credit retroactive to January 1, 1989 (or, if later, the earliest date specified for purposes of the particular plan or benefit involved as of which service generally is permitted to be credited); provided that if the terms of any plan or benefit, or of applicable law, prohibit Executive's receipt of such past service credit, then Executive shall be entitled to receive, in lieu thereof, economic treatment (taking into consideration all relevant factors, including the associated tax effects) as nearly as possible equivalent to that which Executive would have received had such intended past service credit been permitted.

                 c. During the term of his employment hereunder, Executive shall be entitled to participate in such activities (such as attendance at seminars, bar association functions and like matters) as may be reasonably determined by Executive to be necessary or advantageous to further develop and/or maintain his legal practice skills and/or to satisfy continuing legal education requirements or similar criteria relating to Executive's qualification for admission to practice law (or to maintain any such qualification) in such jurisdictions where Executive may be or may seek to become so qualified. Executive's reasonable costs and expenses incurred by reason of participation in such activities shall be reimbursed by Employer in accordance with paragraph 6 hereof; provided that if such activities take place beyond a reasonable commuting distance to Employer's principal executive offices or otherwise result in Executive being unavailable to perform his duties and functions hereunder for substantially all of any normal working day, then, unless Employer otherwise agrees, such normal working days during which Executive is unavailable by reason of attendance at activities of the type described in this paragraph 5(c) shall be deemed to be vacation days for purposes of paragraph 8 hereof.

            6. EXPENSES. Employer shall reimburse Executive for all reasonable travel, entertainment and other business expenses incurred or paid by Executive in performing his duties and functions hereunder upon presentation by Executive of expense statements or vouchers and such other supporting information as Employer may from time to time request.

            7. DEATH. In the event of Executive's death during the term of his employment hereunder, Executive's salary as established pursuant to the applicable

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provisions of paragraph 4 hereunder until the last day of the month of his death, and any amount due hereunder for accrued but unused vacation time as of his death, will be payable to Executive's estate.

            8. VACATIONS. In addition to such holidays, sick leave and personal time off as is allowed under the policies of Employer to management generally, Executive shall be entitled each year to a reasonable vacation with full pay. The duration of such vacation and the time or times when it shall be taken will be determined by Executive in consultation with Employer and with due regard for the reasonable needs of Employer, but in no event will Executive's vacation be less than four weeks during each twelve month period during the term of Executive's employment hereunder. Such vacation time shall be accrued at a uniform rate during each such twelve-month period and shall, to the extent unused during any such twelve-moth period, be carried over to succeeding twelve-month periods; provided, however, that the maximum amount of vacation that Executive can accrue in any twelve-month period is twelve weeks vacation time. Executive shall receive, within thirty days after his employment hereunder terminates (whether such termination is voluntary or involuntary) a payment (based on Executive's base salary, as established pursuant to the applicable provisions of paragraph 4 hereof, in effect at the time of such termination of employment) for all of Executive's then accrued but unused vacation time.

            9. NON-COMPETITION. During the term of Executive's employment hereunder and (except as provided in paragraph 11 herein) for a period of two years thereafter, Executive shall not enter into or participate in any business competitive to the SMR Business carried on by Employer; provided that this paragraph 9 shall not prohibit Executive, following the term of his employment hereunder, from engaging (whether alone or as a member of or in association with a law firm) in the private practice of law, or otherwise providing legal services to any person, entity, group or organization in any manner not involving a breach of Executive's obligations pursuant to paragraph 10 herein. The provisions of this paragraph 9 shall survive the expiration and/or termination of this Employment Agreement.

            10. CONFIDENTIAL INFORMATION. During the term of Executive's employment hereunder and for a period of two years thereafter, Executive will not use for his own advantage or disclose any proprietary or confidential information relating to the business operations or properties of Employer, any affiliate of Employer or any of their respective customers, suppliers, landlords, licensors or licensees. Upon expiration or any termination of Executive's employment hereunder, Executive will surrender and deliver to Employer all documents and information of every kind relating to or connected with Employer and its affiliates and their respective businesses, customers, suppliers, landlords, licensors and licensees. The foregoing confidential information provisions shall not apply to information which: (i) is or becomes publicly known through no wrongful act of the Executive; (ii) is rightfully received from any third party without restriction and without breach by Executive of this Employment Agreement; or (iii) is independently developed by Executive after the term of his employment hereunder or is independently

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developed by a competitor of Employer at any time. The provisions of this paragraph 10 shall survive the expiration and/or termination of this Employment Agreement.

            11.  TERMINATION.

                 a. The Employer shall have the right to terminate this Employment Agreement and Executive's employment hereunder by written notice to that effect given to Executive after the occurrence of any of the following circumstances (except that such termination shall be deemed automatically effected, and no separate notice need be given, in case of Executive's death):
(i) the death of Executive; (ii) the Disability of Executive; or (iii) the establishment of Cause for Dismissal.

                 For purposes of this paragraph 11(a), the term "Disability" means: (i) Executive's failure to devote full normal working time as required herein to his employment hereunder for a period of at least 30 consecutive normal business days (or for at least a majority of the normal business days in any consecutive ninety-day period); and (ii) the existence of an illness or incapacity (either physical or mental) affecting Executive which, in the reasonable opinion of a Qualified Physician, is likely to be of such character or severity that Executive would be unable to resume devoting his full normal working time as required herein to his employment hereunder for a period of at least six consecutive months; the term "Qualified Physician" means an impartial physician competent to diagnose and treat the illness or condition which Executive is believed to be suffering, selected by Employer and reasonably acceptable to Executive (or if Executive is then incapable of acting for himself, Executive's personal representative), who shall have personally examined Executive and shall have personally reviewed Executive's relevant medical records; provided Employer shall bear the costs of such Qualified Physician's services and Executive agrees to submit to an examination by such Qualified Physician and to the disclosure of Executive's relevant medical records to such Qualified Physician; and the term "Cause for Dismissal" means either (1) Executive's willful failure to substantially perform his duties and functions as contemplated hereunder (other than any such failure which is due to Executive's death or physical or mental illness or incapacity) which continues for a period of at least 30 days after Executive's receipt of written notice from Employer which specifically identifies the manner in which the Employer believes that Executive has not substantially performed such duties and functions; (2) Executive's committing fraud or embezzlement or otherwise engaging in conduct that results in Executive being convicted of a felony; (3) Executive's acting in a manner which he intends, believes or reasonably could foresee to be materially detrimental or damaging to Employer's reputation, business operations or relations with its employees, suppliers or customers; or
(4) Executive's committing any material breach of this Employment Agreement (other than any such breach which is due to Executive's death or physical or mental illness or incapacity) without taking reasonable steps to cease or remedy such breach within 30 days after Executive's receipt of written notice from Employer specifically identifying the nature of and circumstances relevant to any such claimed material breach by Executive; provided that, establishment of Cause for Dismissal under any of the foregoing clauses (1), (3) or (4) shall require the

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concurrence, in writing, of each of (i) Morgan O'Brien, (ii) Brian McAuley and
(iii) a majority of the members of the Nextel Operations Committee at such time.

                 b. Executive shall have the right to terminate this Employment Agreement and his employment hereunder at any time by written notice to that effect given to Employer.

                 c. In the event of an automatic termination pursuant to subparagraph 11(a)(i) above, the payments contemplated by paragraph 7 hereof shall be made and neither Employer nor Executive shall have any further obligations hereunder (subject to the final sentence of this paragraph 11(c)). In the event of any other termination by Employer pursuant to subparagraph 11(a) or otherwise, or by Executive pursuant to subparagraph 11(b): (1) other than a termination by Employer pursuant to subparagraph 11(a)(iii), which shall take effect immediately, such termination shall take effect on the later of (A) the final day of the month following the month in which the notifying party gives written notice of termination to the other party; and (B) if either party disputes the propriety of such termination, the date on which such dispute is finally resolved, whether by agreement of the parties or award of an arbitrator as contemplated herein, in favor of the propriety of such termination (the date on which such termination takes effect being referred to as the "Termination Date"); (2) in the case of any termination effected pursuant to subparagraph 11(a)(ii), 11(a)(iii) or 11(b), all amounts required to be paid and benefits required to be made available to Executive hereunder with respect to any period ending on or prior to the Termination Date shall be paid or made available in accordance with the terms hereof; (3) in the case of any termination effected by Employer in circumstances other than those described in subparagraphs 11(a)(i), 11(a)(ii) or 11(a)(iii), or by Executive in circumstances constituting "Good Reason" (as defined below), Executive shall not be bound by the non-compete provisions set forth in paragraph 9 herein after the Termination Date; and (4) in the case of any termination effected by Employer pursuant to subparagraph 11(a)(iii) or a termination by Executive in a circumstance other than those constituting Good Reason, notwithstanding any of the provisions of Employer's Incentive Equity Plan or of any option agreement with respect thereto to the contrary, any and all options granted to Executive pursuant to paragraph 4 hereof that theretofore have vested may be exercised at any time on or before the thirtieth day following such Termination Date and, if not so exercised, thereupon shall be canceled (it being acknowledged and understood that in all other termination circumstances not specifically referenced in this clause (4), the vesting and exercise provisions set forth in Employer's Incentive Option Plan and/or any option agreement with respect thereto shall continue to apply).

                 For purposes hereof the term "Good Reason" means either (1) any material change in the terms and conditions of Executive's employment effected or attempted to be effected without Executive's written consent (including, by way of illustration and not of limitation, a relocation of Employer's principal executive offices any more than 25 miles from any location to which Executive shall have agreed to relocate, or any requirement that Executive be based (or spend, on a regular or recurring basis, in excess of two-fifths of his normal business days) at a location other than Employer's principal

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executive offices, or any change in the nature or extent of Executive's duties or responsibilities that is either inconsistent with Executive's intended position and status or would entail onerous or significantly undesirable or inconvenient working arrangements); (2) any failure by Employer to pay or make available to Executive any amount or benefit to which he is entitled under the terms hereof, which failure continues for fourteen days after Employer's receipt of a written request from Executive specifically identifying such payment or benefit claimed to be due; (3) Employer's committing any material breach of its other obligations hereunder without taking reasonable actions to cease or remedy such breach within 30 days after Employer's receipt of written notice from Executive specifically identifying the nature of and circumstances relevant to any such claimed material breach by Employer; (4) any attempt by Employer to terminate Executive's employment hereunder which is not effected in compliance with the applicable provisions hereof.

                 d. In the event of any termination by Executive pursuant to subparagraph 11(b) in circumstances constituting Good Reason, conduct of the Employer shall be deemed to have caused such termination in breach of this Employment Agreement and, in addition to the consequences provided elsewhere herein, Executive shall be entitled to receive damages therefor. In the absence of clear and convincing reasons shown by either party that another measure of such damages would be appropriate, such damages shall be determined to be the compensation (including bonuses), benefits, and other treatment (including, without limitation, vesting and exercise terms for option grants and other equity awards) which Executive reasonably would have expected to receive in the period from the date of such termination to the expiration date of the then current term of Executive's employment hereunder (assuming no termination of such term prior to the normal expiration thereof).

                 e. In the event that Employer treats any portion of Executive's payments or benefits hereunder (including, without limitation, under the foregoing paragraph 11(d)) as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code ("Code") or any comparable provision of state or local tax law, or it is otherwise asserted (including on an audit of either Employer or Executive) that any portion of such payments or benefits is such an "excess parachute payment," Employer shall prior to the date on which any amount of excise tax (or penalty or interest) must be paid in respect thereof, promptly make an additional lump sum payment in cash to Executive in an amount sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to such payment to make Executive whole for all taxes (including withholding and social security taxes) imposed under Section 4999 of the Code, or any comparable provision of state or local tax law, with respect to the "excess parachute payment" and all associated interest and penalty amounts.

                 f. In the event of any termination or attempted termination hereof: (1) if multiple event, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon,

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shall take precedence over the others; (2) no termination of this Employment
Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the Termination Date; and (3) the terms of this Employment Agreement relevant to performance or satisfaction of any obligation hereunder remaining to be performed or satisfied in whole or in part at the Termination Date shall continue in force until such full performance or satisfaction has been accomplished.

                 g. There shall be no right of setoff or counterclaim, in respect of any actual or alleged claim, debt or obligation, against any payments or benefits required to be made or provided to Executive hereunder (including, without limitation, pursuant to paragraph 11(d) above). In the event of any termination of this Employment Agreement, Executive shall have no duty or obligation to seek or accept other employment or to take other action in the nature of mitigation, and no compensation or benefits received by or available to Executive from any other source shall be taken into account to reduce or avoid, in whole or in part, any amount or benefit due to Executive hereunder.

            12. INJUNCTIVE RELIEF. It is agreed that the services of Executive are unique and that any breach by Executive of any provision of this Employment Agreement cannot be remedied solely by damages. Accordingly, in the event of a breach by Executive of his obligations under this Employment Agreement, Employer shall be entitled to seek and obtain interim restraints and permanent injunctive relief without providing the inadequacy of damages as a remedy, restraining Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting Employer from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the termination of the services of Executive.

            13. ARBITRATION. Any dispute or controversy arising out of or relating to this Employment Agreement or any claimed breach hereof shall be settled, at the request of ether party, by an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association ("AAA"), with the award determined to be appropriate by the arbitrator therein to be final, non-appealable and binding on the parties hereto, and with judgment upon such award as is rendered in any such arbitration proceeding available for entry and enforcement in any court having jurisdiction of the parties hereto. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the rules of the AAA and shall be reasonably acceptable to each of the Employer and the Executive. If no such acceptable arbitrator is so appointed within 15 days after the initial request for arbitration of such disputed matter, each of the parties promptly shall designate a person qualified to serve as an arbitrator in accordance with the rules of the AAA, and the two persons so designated promptly shall select the arbitrator from among those persons qualified to serve in accordance with the rules of the AAA. The arbitration shall be held in the city in which Employer's corporate headquarters are located at the time of the initiation of any such proceeding, or in such other place as may be agreed upon at the time by the parties. The expenses of the

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arbitration proceeding shall be borne by Employer, but the arbitrator's award may provide that Executive shall reimburse Employer for an equitable share of such expenses if Executive is not the prevailing party on any of the issues involved in such arbitration. The Employer shall pay for and bear the cost of its own and Executive's experts, evidence and counsel in such arbitration proceeding, but the arbitrator's award may provide that, in addition to any other amounts or relief due to Employer, Executive shall reimburse Employer on demand for all of such costs of Executive's experts, evidence and counsel initially incurred by Employer, to the extent the award finds such costs properly allocable to any issue(s) in dispute as to which the award indicates the Employer to be the prevailing party.

            14.  INDEMNIFICATION.

                 a. Employer shall indemnify Executive to the fullest extent permitted by Delaware law as in effect on the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorney's fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Executive is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer, director, consultant, agent or employee of the Employer or any of Employer's controlled affiliates or is or was serving as an officer, consultant director, member, employee, trustee, agent or fiduciary of any other entity at the request of the Employer (a "Proceeding").

                 b. Employer shall advance to Executive all reasonable costs and expenses incurred by him in connection with a proceeding within 20 days after receipt by Employer of a written request for such advance, accompanied by an itemized list of the costs and expenses and Executive's written undertaking to repay to Employer on demand the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses.

                 c. The indemnification provided to Executive hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Employer's Certificate of Incorporation or Bylaws, any insurance maintained by Employer from time to time providing coverage to Executive and other officers and directors of Employer, or any separate written agreement with Executive. The provisions of this paragraph 14 shall survive any termination of this Employment Agreement.

            15. AMENDMENT AND MODIFICATION. This Employment Agreement and Annex A hereto (and any option agreement entered into in connection therewith) contains the entire agreement between the parties with respect to the subject matter hereof. Subject to applicable law and upon the consent of the Board of Directors of Employer, this Employment Agreement may be amended, modified and supplemented by written agreement of Employer and Executive with respect to any of the terms contained herein.

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            16.  WAIVER OF COMPLIANCE. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Employment Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

            17. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, overnight courier or five days after having been mailed, certified or registered mail with postage prepaid:

            If to Employer:                              If to Executive:

            Nextel Communications, Inc.                  Thomas J. Sidman
            201 Route 17 North                           12070 Fowlers Mill Road
            Rutherford, NJ 07070                         Chardon, OH 44024
            Attention:  Chief Executive Officer

or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

            18. ASSIGNMENT. This Employment Agreement shall inure to the benefit of Executive and Employer and be binding upon the successors and general assigns of Employer. This Employment Agreement shall not be assignable, except that Employer may assign it to a successor to its business, subject to Executive's rights set forth herein with respect to a Change in Control.

            19. ENFORCEABILITY. In the event it is determined that this Employment Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

            20. APPLICABLE LAW. This Employment Agreement shall be construed in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the state in which Employer's corporate headquarters are located at the time of such construction or enforcement.




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                 IN WITNESS WHEREOF, the parties have executed this Employment
Agreement as of the day and year first above written.

                                  NEXTEL COMMUNICATIONS, INC.

                                  By:  /s/Morgan E. O'Brien
                                     ----------------------------------
                                          Name:  Morgan E. O'Brien
                                          Title: Chairman of the Board

                                  /s/Thomas J. Sidman
                                  -------------------------------------
                                  Thomas J. Sidman

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